Exhibits 5.1, 8.1 and 23.1

April 27, 2007

Structured Asset Securities Corporation
745 Seventh Avenue, 7th Floor
New York, New York 10019

Re:   Structured Asset Securities Corporation,
 Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Structured Asset Securities Corporation, a Delaware corporation (the “Company”), in connection with the offering of the Thornburg Mortgage Securities Trust 2007-2, Mortgage-Backed Notes, Series 2007-2 (the “Notes”). A Registration Statement of the Company on Form S-3 (Commission File No. 333-133985) relating to certain Classes of Notes (the “Offered Notes”) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on August 10, 2006. As set forth in the prospectus dated March 26, 2007, as supplemented by a prospectus supplement dated April 25, 2007 (the “Base Prospectus” and the “Prospectus Supplement,” respectively), the Notes will be issued under and pursuant to an indenture dated as of April 1, 2007 (the “Indenture”), by and among Thornburg Mortgage Securities Trust 2007-2, a Delaware statutory trust (the “Trust”), Wells Fargo Bank, N.A., as securities administrator (in such capacity, the “Securities Administrator”) and LaSalle Bank National Association, as indenture trustee (the “Indenture Trustee”).

We have examined a form of the Indenture, an amended and restated trust agreement dated as of April 27, 2007 (the “Trust Agreement”), among the Company, the Securities Administrator and Wilmington Trust Company, a Delaware banking corporation, as owner trustee (the “Owner Trustee”), a sale and servicing agreement (the “Sale and Servicing Agreement”), among the Company, Thornburg Mortgage Funding, Inc., Thornburg Mortgage Home Loans, Inc., Wells Fargo Bank, N.A., as master servicer and securities administrator, the Trust and the Indenture Trustee, forms of the Notes, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i) The Indenture has been duly and validly authorized by all necessary action on the part of the Owner Trustee on behalf of the Trust, and when duly executed and delivered by the Trust, the Indenture Trustee and the Securities Administrator, the Indenture will constitute a legal, valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations;

(ii) The issuance and sale of the Notes have been duly authorized by all requisite corporate action on the part of the Trust and, when duly and validly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor pursuant to the underwriting agreement dated April 25, 2007 among the Company, Lehman Brothers Inc. (“Lehman Brothers”) and the other underwriters named therein (the “Underwriting Agreement”) or the note purchase agreement dated April 25, 2007, between Company and Lehman Brothers, the Notes will be duly and validly issued and outstanding, and entitled to the benefits of the Indenture;

(iii) Under existing law, assuming compliance with all provisions of the Indenture, the Offered Notes will be treated as debt for U.S. federal income tax purposes; the Trust will not be classified as an association taxable as a corporation, a publicly traded partnership taxable as a corporation or as a taxable mortgage pool; and

(iv) The statements contained under the caption “Material Federal Income Tax Considerations” in the Base Prospectus and the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Base Prospectus and Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP